Exhibit 99.1

NEWS RELEASE

For More Information Contact:	[NPC LOGO]

David E. Fountain

National Processing, Inc.

Phone: 502.315.3311

Fax: 502.315.3535

e-mail: dfountain@npc.net

www.npc.net

For Immediate Release

National Processing Reports 27% Increase in Transaction Volume Over Prior Year

Core Revenue and Net Income Up 26% and 29% Over Prior Year

Louisville, Kentucky, October 17, 2001 – National Processing, Inc. (NYSE: NAP), today reported record net income for both the third quarter and nine months ended September 30, 2001. Net income for the third quarter was $15.0 million, or $0.29 per diluted share, up 16% and 13%, respectively, over comparable prior year amounts of $13.0 million, or $0.25 per diluted share. For the nine months ended September 30, 2001, net income excluding nonrecurring items was $40.6 million, or $0.78 per diluted share, up 20% and 17%, respectively, over comparable prior year amounts of $34.0 million, or $0.67 per diluted share. Merchant Card Services posted revenue increases of 32% and 26%, respectively, for the quarter and nine months ended September 30, 2001, as compared to the same periods in 2000. Merchant Card Services also reported 53% and 46% increases over prior year earnings before interest and taxes (EBIT) for the respective quarter and nine month periods ended September 30, 2001.

Net income for the nine months ended September 30, 2001 and 2000 included certain nonrecurring items related to restructuring and impairment charges, which are disclosed in the attached Financial Summary. Including these nonrecurring items, net income was $34.5 million, or $0.66 per diluted share, for the nine months ended September 30, 2001, versus $33.0 million, or $0.65 per diluted share, for the comparable 2000 period. Net income for the 2001 period included a nonrecurring after-tax charge of $6.2 million, or $0.12 per diluted share, for the loss associated with the Company’s divestiture of its Business Process Outsourcing unit. Net income for the 2000 period included a nonrecurring after-tax charge of $1.0 million, or $0.02 per diluted share, for site consolidation initiatives in the Business Process Outsourcing unit.

Core(1) net income, which excludes divested operations and nonrecurring items, was $14.3 million for the third quarter, or $0.27 per diluted share, up 29% and 26%, respectively, over comparable core net income of $11.1 million, or $0.22 per diluted share, for the third quarter of 2000. For the nine months ended September 30, 2001, core net income was $38.3 million, or $0.74 per diluted share, up 30% and 27%, respectively, over core net income of $29.5 million, or $0.58 per diluted share, for 2000.

Summary Financial Information

(dollars in millions, except per share amounts)	Quarter Ended		Nine Months Ended
	September 30, 2001		September 30, 2001

	Amount	Change	Amount	Change

Reported Excluding Nonrecurring Items
Revenue	$122.4	13%	$349.3	12%

Earnings Before Interest and Taxes (EBIT)	$23.4	24%	$60.9	23%

EBIT Margin	19.1%	171bps	17.4%	153bps

Net Income	$15.0	16%	$40.6	20%

Net Income per Share — diluted	$0.29	13%	$0.78	17%
Reported
Revenue	$122.4	13%	$349.3	12%

Net Income	$15.0	16%	$34.5	4%

Net Income per Share — diluted	$0.29	13%	$0.66	2%

Core(1) Business Units

Revenue	$112.6	26%	$308.1	21%

Earnings Before Interest and Taxes (EBIT)	$22.2	38%	$57.3	34%

EBIT Margin	19.7%	177bps	18.6%	178bps

Net Income	$14.3	29%	$38.3	30%

Net Income per Share — diluted	$0.27	26%	$0.74	27%

Notes:

(1)	Core excludes Springfield remittance operation sold in 2000, Denver collections business discontinued in 2001, and the Business Process Outsourcing business unit sold in 2001. Core also excludes nonrecurring items.

Certain amounts may not recompute due to rounding.

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Third Quarter Highlights

•	National Processing received the “Acquirer of the Year” award from Credit Card Management magazine. This award recognizes the organization that best exemplifies the highest level of operational and strategic excellence in our industry.

•	Merchant Card Services transaction volume increased to record levels for the third quarter and year-to-date periods. Total merchant transactions processed were 897 million for the quarter and 2.5 billion year-to-date, representing 27% and 26% increases, respectively, over comparable prior year amounts. Organic transaction volume growth was 24% and 25% for the quarter and nine months ended September 30, 2001.

•	Merchant Card Services dollar volume increased to record levels for the third quarter and year-to-date periods. Total dollar volume processed was $39.6 billion and $110.6 billion for the respective quarter and year-to-date periods, representing 27% and 26% increases over comparable prior year amounts. Organic dollar volume growth was 21% and 23% for the quarter and nine months ended September 30, 2001.

•	Revenue for Merchant Card Services increased to record levels of $105.6 million and $286.3 million for the quarter and nine months ended September 30, 2001, representing respective increases of 32% and 26% over the comparable prior year amounts. Organic revenue growth for Merchant Card Services was 17% for both the quarter and nine months ended September 30, 2001.

•	Merchant Card Services EBIT increased to record levels of $21.0 million and $53.2 million for the quarter and nine months ended September 30, 2001, representing 53% and 46% increases, respectively, over comparable prior year results. For the 11th consecutive quarter, Merchant Card Services EBIT exceeded comparable prior year quarterly amounts by over 27%.

•	Merchant Card Services began the integration process for ABN AMRO Merchant Services (AAMS), an acquisition which closed on June 28, 2001. The Company owns 70% of AAMS, which reported revenue of $8.5 million in the quarter.

•	The Company recently announced the signing of several new merchant processing contracts including: Sonic Corp., the largest drive-in restaurant chain in the U.S. and Romacorp, owner of Tony Roma’s Famous for Ribs restaurants. Account retention also remained strong with several multi-year renewals including Pep Boys, the nation’s leading full-service automotive aftermarket retail service chain.

•	The Company completed the divestiture of its Business Process Outsourcing (BPO) business unit. The BPO business unit represented approximately $60 million in annual revenue and was comprised of healthcare claim, credit card application, and airline lift ticket processing. This transaction included all of the Company’s offshore operations in Jamaica, the Dominican Republic and Barbados and approximately 75 percent of the Company’s Mexican operations. Approximately 4,100 of NPC’s 6,400 employees were associated with the divested businesses.

     “This was another excellent quarter for NPC,” stated Thomas A. Wimsett, President and CEO. “We are very proud of these results especially given the recent world events and a much more challenging economic environment. The organic transaction volume growth of 24% in our merchant card business proves that our fundamentals are strong and our business model is effective. We are clearly benefiting in the shift from paper to electronic payments and have continued to grow our processing volumes at more than double the industry growth rate.”

     “In addition, by closing on the BPO divestiture announced in July, we have now transformed National Processing into a company that is exclusively focused on payment processing.”

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     The Company is maintaining its previous 2001 annual growth estimates as follows:

Annual Growth

Consolidated Revenue	7-10%

Consolidated EPS, excluding nonrecurring items	15-20%

Core Revenue	20-23%

Core EPS	20-25%

     “We are extremely focused on maintaining our strong growth rates,” stated Wimsett. “Accordingly, we have aggressively expanded our distribution channels and we are making investments in both technology and customer service. NPC is already well known for our service leadership with large national merchants. By raising the bar for service quality in the regional segment, we intend to highlight this powerful competitive advantage.”

     A conference call to discuss financial performance and business highlights will be held at 9:00 a.m. ET today by Thomas A. Wimsett, president and chief executive officer, and David E. Fountain, chief financial officer. The call will be open to the public with both media and individual investors invited to participate in a listen-only mode. The conference can be accessed by calling 888.423.3281 (domestic) and 612.332.1213 (international). Participants should plan to dial in approximately 15 minutes prior to the start of the call.

     A replay of the live call will be available starting at 1:00 p.m. ET, October 17, 2001 through Midnight ET on October 19, 2001. The replay may be accessed by dialing 800.475.6701 (domestic) and 320.365.3844 (international) and entering access code 577723.

     This announcement and Mr. Wimsett’s comments contain forward-looking statements that involve significant risks and uncertainties, including changes in general economic and financial market conditions and the Company’s ability to execute its business plans. Although management believes the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially. Additional information concerning factors that could cause actual results to differ materially from those contained in forward-looking statements is available in our Annual Report on Form 10-K for the year ended December 31, 2000, and other subsequent documents as filed with the Securities and Exchange Commission.

About National Processing, Inc.

     National Processing, Inc. through its wholly owned operating subsidiary, National Processing Company (NPC®), is a leading provider of merchant credit card processing. National Processing is 86 percent owned by National City Corporation (NYSE: NCC) (www.nationalcity.com), a Cleveland-based $96 billion financial holding company. NPC supports over 600,000 merchant locations, representing nearly one out of every five Visa® and MasterCard® transactions processed nationally. NPC’s card processing solutions offer superior levels of service and performance and assist merchants in lowering their total cost of card acceptance through our world-class people, technology and service. Additional information regarding National Processing can be obtained at www.npc.net.

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National Processing, Inc.
Financial Summary
(In thousands, except per share amounts)
(Unaudited)

			Reported
			Excluding
	Core	Non-Core	Nonrecurring	Nonrecurring
Quarter Ended September 30, 2001	Results (a)	Results(b)	Items	Items	Reported

Revenue	$112,619	$9,757	$122,376	$—	$122,376

Operating expenses	81,288	7,086	88,374	—	88,374

General and administrative expenses	4,124	1,333	5,457	—	5,457

Depreciation and amortization	4,965	159	5,124	—	5,124

Nonrecurring items	—	—	—	—	—

Earnings before interest and taxes	22,242	1,179	23,421	—	23,421

Net interest income	1,412	65	1,477	—	1,477

Income before taxes and minority interest	23,654	1,244	24,898	—	24,898

Provision for income taxes	8,800	545	9,345	—	9,345

Net income before minority interest	14,854	699	15,553	—	15,553

Minority Interest	519	—	519	—	519

Net income	$14,335	$699	$15,034	$—	$15,034

Net income per share-diluted	$0.274	$0.013	$0.287	$—	$0.287

Shares used in computation	52,404	52,404	52,404	52,404	52,404

			Reported
			Excluding
	Core	Non-Core	Nonrecurring	Nonrecurring
Quarter Ended September 30, 2000	Results (a)	Results(b)	Items	Items	Reported

Revenue	$89,486	$19,146	$108,632	$—	$108,632

Operating expenses	64,608	12,654	77,262	—	77,262

General and administrative expenses	4,723	2,343	7,066	—	7,066

Depreciation and amortization	4,063	1,313	5,376	—	5,376

Nonrecurring items	—	—	—	—	—

Earnings before interest and taxes	16,092	2,836	18,928	—	18,928

Net interest income	1,904	327	2,231	—	2,231

Income before taxes and minority interest	17,996	3,163	21,159	—	21,159

Provision for income taxes	6,907	1,268	8,175	—	8,175

Net income before minority interest	$11,089	$1,895	$12,984	$—	$12,984

Minority interest	—	—	—	—	—

Net income	$11,089	$1,895	$12,984	$—	$12,984

Net income per share-diluted	$0.217	$0.037	$0.254	$—	$0.254

Shares used in computation	51,083	51,083	51,083	51,083	51,083

Notes:

(a)  Core is comprised of the electronic payment businesses remaining after the sale or discontinuance of the businesses noted in (b) below. Core also excludes nonrecurring items.

(b)  Non-core is comprised of Springfield remittance operation sold in 2000, Denver collections business discontinued in 2001, and Business Process Outsourcing business unit sold in 2001.

Certain items have been reclassified in the Financial Summary for prior periods to conform with the 2001 presentation and had no effect on previously reported net income. Certain amounts may not recompute due to rounding.

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National Processing, Inc.
Financial Summary
(In thousands, except per share amounts)
(Unaudited)

			Reported
			Excluding
	Core	Non-Core	Nonrecurring	Nonrecurring
Nine Months Ended September 30, 2001	Results (a)	Results(b)	Items	Items (c)	Reported

Revenue	$308,132	$41,165	$349,297	$—	$349,297

Operating expenses	224,594	30,244	254,838	—	254,838

General and administrative expenses	13,114	5,001	18,115	—	18,115

Depreciation and amortization	13,151	2,337	15,488	—	15,488

Nonrecurring items	—	—	—	6,250	6,250

Earnings (loss) before interest and taxes	57,273	3,583	60,856	(6,250)	54,606

Net interest income	5,213	377	5,590	—	5,590

Income (loss) before taxes and minority interest	62,486	3,960	66,446	(6,250)	60,196

Provision for (benefit from) income taxes	23,621	1,665	25,286	(100)	25,186

Net income (loss) before minority interest	38,865	2,295	41,160	(6,150)	35,010

Minority interest	519	—	519	—	519

Net income (loss)	$38,346	$2,295	$40,641	$(6,150)	$34,491

Net income (loss) per share-diluted	$0.738	$0.044	$0.782	$(0.118)	$0.664

Shares used in computation	51,939	51,939	51,939	51,939	51,939

			Reported
			Excluding
	Core	Non-Core	Nonrecurring	Nonrecurring
Nine Months Ended September 30, 2000	Results (a)	Results(b)	Items	Items (d)	Reported

Revenue	$254,599	$56,413	$311,012	$—	$311,012

Operating expenses	185,557	38,922	224,479	—	224,479

General and administrative expenses	14,108	6,934	21,042	—	21,042

Depreciation and amortization	12,150	3,926	16,076	—	16,076

Nonrecurring items	—	—	—	1,500	1,500

Earnings (loss) before interest and taxes	42,784	6,631	49,415	(1,500)	47,915

Net interest income	5,142	782	5,924	—	5,924

Income (loss) before taxes and minority interest	47,926	7,413	55,339	(1,500)	53,839

Provision for (benefit from) income taxes	18,403	2,953	21,356	(525)	20,831

Net income (loss) before minority interest	29,523	4,460	33,983	(975)	33,008

Minority interest	—	—	—	—	—

Net Income (loss)	$29,523	$4,460	$33,983	$(975)	$33,008

Net income (loss) per share-diluted	$0.580	$0.087	$0.667	$(0.019)	$0.648

Shares used in computation	50,932	50,932	50,932	50,932	50,932

Notes:

(a)  Core is comprised of the electronic payment businesses remaining after the sale or discontinuance of the businesses noted in (b) below. Core also excludes nonrecurring items.

(b)  Non-core is comprised of Springfield remittance operation sold in 2000, Denver collections business discontinued in 2001, and Business Process Outsourcing business unit sold in 2001.

(c)  The nine months ended September 30, 2001 includes an impairment charge for the loss associated with the Company’s decision to divest its Business Process Outsourcing unit.

(d)  The nine months ended September 30, 2000 includes a charge for site consolidation initiatives related to non-core business units.

Certain items have been reclassified in the Financial Summary for prior periods to conform with the 2001 presentation and had no effect on previously reported net income. Certain amounts may not recompute due to rounding.